UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 26, 2010

Anadys Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50632	22-3193172
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)
5871 Oberlin Drive, Suite 200
San Diego, CA 92121
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (858) 530-3600
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURES

     In this report, “Anadys Pharmaceuticals,” “Anadys,” “we,” “us” and “our” refer to Anadys Pharmaceuticals, Inc. and its wholly owned subsidiaries, unless the context otherwise provides.
Item 8.01 Other Events.
     We are filing the following information with the Securities and Exchange Commission for the purpose of updating certain aspects of our publicly disclosed descriptions of our business and risk factors.
About Anadys Pharmaceuticals, Inc.
Our Business
     Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. We believe hepatitis C represents a large and significant unmet medical need. Our objective is to contribute to an improved treatment outcome for patients with this serious disease.
     We are currently focusing our efforts on the development of ANA598, a small-molecule, non-nucleoside inhibitor of the NS5B polymerase for the treatment of hepatitis C. We also have investigated ANA773, an oral, small-molecule inducer of endogenous interferons that acts via the Toll-like receptor 7, or TLR7, pathway in a Phase I trial in hepatitis C and oncology.
     We retain all commercialization rights to both ANA598 and ANA773, which were discovered at Anadys.
Recent Clinical Developments
     We are currently conducting a Phase II clinical trial of ANA598 in combination with pegylated interferon-alpha and ribavirin, which is the current standard of care (SOC) for the treatment of hepatitis C. In the ongoing Phase II study, treatment-naïve (previously untreated) genotype 1 patients received ANA598 or placebo in combination with SOC for 12 weeks at dose levels of 200 mg bid or 400 mg bid, each with a loading dose of 800 mg bid on day one. After week 12, patients are to continue receiving standard of care alone. Patients who achieved undetectable levels of virus at weeks four and 12 are to be randomized to stop all treatment at week 24 or 48. We have recently concluded dosing ANA598 for 12 weeks in the study and have announced antiviral response, safety and tolerability results through 12 weeks. At the 200 mg bid dose level, 73% of patients receiving ANA598 in combination with SOC achieved undetectable levels of virus (<15 IU/ml) at week 12, referred to as cEVR. At the 400 mg bid dose level, the cEVR rate was 75% and for the control arm the cEVR rate was 63%.
Antiviral Response Through 12 Weeks
Proportion of Patients (%) with Undetectable Levels of Virus (<15 IU/mL) by Week

	Week 1	Week 2	Week 3	Week 4	Week 6	Week 8	Week 10	Week 12
ANA598 + SOC 200 mg bid	11	22	44	56	65	69	73	73
ANA598 + SOC 400 mg bid	9	27	30	42	56	72	75	75
Placebo + SOC	0	3	9	13	19	38	48	63
     One patient receiving ANA598 400 mg bid experienced viral breakthrough (defined as a confirmed increase of >1 log from any prior measurement) between weeks 10 and 12. No other patient who received either dose of ANA598 experienced viral breakthrough.
     Recent scientific studies have shown that individuals with the IL28B CC genotype, which is estimated to be present in approximately 37% of Caucasian HCV patients and a lower percentage of patients in other ethnic groups, are substantially more responsive to SOC than patients with other IL28B genotypes. Determination of IL28B genotype in the ANA598 Phase II combination study is ongoing. In the SOC control arm of the ANA598 study,

56% of the patients who have been genotyped to date are of the CC genotype, while in the ANA598-treated arms only 21% of the patients who have been genotyped to date are of the CC genotype. Based on a preliminary assessment of IL28B genotyping from approximately sixty percent of the patients in the Phase II study, we believe that the high proportion of CC patients in the SOC control arm relative to the overall population may have contributed to a higher cEVR rate in the control arm than has been seen historically with interferon and ribavirin.
     We also recently announced additional data for patients in the 200 mg bid dose group who have now completed 24 weeks of treatment – 12 weeks of ANA598 in combination with SOC, followed by an additional 12 weeks of SOC alone. At the 200 mg bid dose level, 17 of the 18 patients who had undetectable levels of virus at 12 weeks, and continued on SOC for an additional 12 weeks, remained undetectable at 24 weeks. The one patient who did not remain undetectable was the last patient to achieve undetectable virus levels, between weeks 8 and 10. Two patients who had low but detectable levels of virus at week 12 achieved undetectable levels of virus at week 24.
     Both doses of ANA598 demonstrated a favorable safety and tolerability profile through 12 weeks, although conclusions regarding safety and tolerability cannot be made until results in more patients and potentially over longer duration are known. Safety laboratory values were comparable between the ANA598 and control arms. At the 200 mg bid dose level, the incidence of all adverse events was similar between the active and control arms, with reported adverse events being typical for patients treated with interferon and ribavirin. In the 400 mg bid arm, a higher incidence of rash was seen relative to the 200 mg bid and control arms. The incidence of all other adverse events was comparable between the 400 mg bid and control arms. In the 400 mg bid arm, 59% of patients receiving ANA598 developed rash, compared to 41% of patients that received 200 mg bid and 31% of patients that received placebo plus SOC. In the 400 mg bid group, 16 of 20 rashes were mild, with one grade 2 rash and three grade 3 rashes. As previously reported, in the 200 mg bid arm, the incidence of rash was comparable with the placebo control arm and also consistent with historical reports of rash incidence due to interferon and ribavirin alone. The rashes that were classified as grade 3 were done so due to the extent of body surface covered by the rash, which was maculopapular in nature (red spots, some raised). In the 200 mg bid arm, one patient in the ANA598 group experienced a grade 3 rash which began resolving rapidly upon stopping all study medication. Per protocol, this patient resumed interferon/ribavirin alone and continued in the study. In the 400 mg bid arm, four patients discontinued ANA598 due to rash; three with grade 3 rash and one with grade 1 rash.
Business Update
     We recently engaged Lazard Frères & Co. LLC as our strategic advisor as we pursue various avenues aimed at value recognition for our stockholders, including a potential sale of the Company and/or selling or licensing our assets, including ANA598. We believe a business transaction is the preferred mechanism through which we will be able to recognize the value of ANA598 on behalf of our stockholders. However, we can provide no assurance that we will identify an alternative that allows our stockholders to realize an increase in the value of our stock, or that a transaction or other strategic alternative, once identified, evaluated and consummated, will provide greater value to our stockholders than that reflected in our current stock price.
RISK FACTORS
You should consider carefully the following information about the risk described below, together with all of the other information included in this Current Report and in our other filings with the Securities and Exchange Commission, before making any investment decisions regarding our securities. If the following risk actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock would likely decline, and you may lose all or part of the money you paid to buy our securities.
Additional Risks Related to Our Company
Our efforts to identify, evaluate and consummate a strategic transaction may not be successful. If we consummate a strategic transaction or other strategic alternative, there is no guarantee that our stockholders will realize greater value for, or preserve existing value of, their shares of the Company.

We recently engaged Lazard Frères & Co. LLC as our strategic advisor as we pursue various avenues aimed at value recognition for our stockholders, including a potential sale of the Company and/or selling or licensing our assets, including ANA598. We can provide no assurance that we will identify an alternative that allows our stockholders to realize an increase in the value of our stock, or that a transaction or other strategic alternative, once identified, evaluated and consummated, will provide greater value to our stockholders than that reflected in the current stock price. In addition, in pursuit of the highest value for shareholders, it is possible that our Board of Directors also could consider alternatives that include a liquidation of our assets and resulting cash distribution per share after payment of outstanding liabilities. In such case, any per-share cash liquidation distribution could be less than the purchase price per share that stockholders may have paid for their Company securities. Further, depending on the availability of any potential transaction, or the offered terms of a transaction, if available, we could choose to pursue an alternative strategy of continuing the development of ANA598 on our own for a period of time. This might require raising additional funds, most likely through the equity markets. However, there is no guarantee that we would be able to sell equity securities at an attractive price, if at all, and there is no guarantee that this alternative would turn out to be more favorable than a potential transaction.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANADYS PHARMACEUTICALS, INC.
Dated: May 26, 2010	By:	/s/ Peter T. Slover
		Name:	Peter T. Slover
		Title:	VP, Finance and Operations